NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

Twitter: @WMKSpokesman

WEIS MARKETS REPORTS RESULTS FOR THIRD QUARTER

Comparable store sales have now increased 21 out of the past 22 quarters

Sunbury, PA (November 4, 2019) – Weis Markets, Inc. (NYSE:WMK) today reported its results of operations for the third quarter ended September 28, 2019.

The Company’s third quarter comparable-store sales increased 1.7 percent during this thirteen-week period ended September 28, 2019. Net sales totaled $876.2 million and net income totaled $14.3 million for the third quarter ended September 28, 2019, compared with $869.0 million and $14.2 million, respectively, for the third quarter of fiscal year 2018.  Earnings per share totaled $0.53 for both periods in 2019 and 2018.

The Company’s third quarter 2019 sales and comparable-store sales continued to benefit from investments in its Low, Low Price (LLP) program which offers price reductions on 7,000 private brand items. The Company’s sales also benefited from targeted loyalty marketing programs, varied promotions and advertising in key markets.

YEAR TO DATE

For the 39-week period ending September 28, 2019, the Company’s comparable store sales increased 1.5 percent.  Net sales totaled $2.64 billion and net income totaled $49.1 million for the nine months ended September 28, 2019, compared with $2.62 billion and $49.5 million, respectively, for the nine months ended September 29, 2018.  Earnings per share were $1.83 for the nine months ended September 28, 2019, compared with $1.84 for the nine months ended September 29, 2018.

“Our merchandising and marketing programs along with improved in-store execution continue to drive our sales growth which sustains our capital investments,” said Weis Markets Chairman and CEO Jonathan Weis.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 198 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Third Quarter — 2019
(Unaudited)

	13 Weeks Ended		Increase
	September 28, 2019	September 29, 2018	(Decrease)
Net sales	$876,222,000	$869,076,000	0.8%

Income from operations	17,504,000	17,542,000	(0.2)%

Income before income taxes	$18,971,000	$18,638,000	1.8%
Provision for income taxes	4,652,000	4,431,000	5.0%
Net income	$14,319,000	$14,207,000	0.8%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.53	$0.53	$0.00

	39 Weeks Ended		Increase
	September 28, 2019	September 29, 2018	(Decrease)
Net sales	$2,640,907,000	$2,616,282,000	0.9%

Income from operations	59,353,000	66,418,000	(10.6)

Income before provision for income taxes	$64,794,000	$67,086,000	(3.4)%
Provision for income taxes	15,696,000	17,594,000	(10.8)%
Net income	$49,098,000	$49,492,000	(0.8)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.83	$1.84	$(0.01)